Center Bancorp, Inc. Reports First Quarter 2010 Earnings
and Restates Earnings for the Year ended December 31, 2009

Union, NJ -- (GLOBE NEWSWIRE) -- 04/30/2010 -- Center Bancorp, Inc. (NASDAQ: CNBC) (the “Corporation”), parent company  of Union Center National Bank, today reported operating results for the first quarter ended March 31, 2010 and announced a restatement of its earnings for the year ended December 31, 2009. Net income amounted to $281,000, or $0.01 per fully diluted common share, for the quarter ended March 31, 2010, as compared with earnings of $799,000, or $0.05 per fully diluted common share, for the quarter ended March 31, 2009.

For the quarter ended March 31, 2010, impairment charges of $4.4 million in the investment securities portfolio and a higher than planned provision for loan losses of $460,000, coupled with an early termination charge of $594,000 incurred to unwind a structured repurchase agreement, offset in part by a recognized tax benefit of $852,000, reduced core earnings per fully diluted common share by $0.17 per share.

In speaking about the first quarter, President & CEO Anthony C. Weagley remarked, “The Corporation generated net income of $0.3 million and a return on average equity of 1.07% while maintaining a strong capital position and  taking proactive steps to assist in putting credit related  issues behind us. This speaks to the earnings power of our organization, the strength of our businesses and our ability to manage costs and capital effectively.  The Corporation’s strong core earnings performance excluding the above items and strong capital levels allowed us to strengthen the balance sheet. We have continued to take strategic action on many fronts to strengthen our earnings capacity and to position for future performance.”  During the quarter:

•
Impairment charges totaling $4.4 million were concentrated on four issues within the investment securities portfolio and resulted in substantially eliminating the remaining exposure related to these bonds.

•
A total provision for loan losses of $940,000 resulted in an allowance for loan losses totaling $8.1 million. The allowance represents 1.14% of total loans and 71.7% of non-performing loans as of March 31, 2010.

•
A one-time charge of $594,000 related to the termination of a structured reverse repurchase transaction will be more than offset in less than a year’s time since the Corporation replaced the funding with lower cost sources of funding.

“These actions had a negative impact on short-term profitability, but significantly strengthen our balance sheet and position the Corporation for improved results in 2010 and beyond.”  Mr. Weagley added, “The Corporation’s capital remains strong following the $11 million in common equity raised in late 2009. We are starting to see encouraging signs of improvement in market and economic conditions and we are taking advantage of opportunities to prudently leverage capital for profitable growth.”

In a separate action, the Corporation announced that it will restate its earnings for December 31, 2009. The Corporation has concluded that a restatement of its financial statements for the year ended December 31, 2009 is necessary to conform to regulatory reporting positions taken with respect to the previously reported loan receivable from Highlands State Bank (“Highlands”).  As previously reported, this loan participation ended and Union Center National Bank (the “Bank”) made demand for payment from Highlands at year end.  In its Annual Report as originally reported, the Corporation treated the amount due as a receivable from Highlands rather than as a loan, since the participation had ended.  Bank regulators concluded that, solely for purposes of the Reports of Condition and Income (“Call Reports”) filed by the Bank with the Bank’s regulators, the item should be accounted for consistent with its classification prior to December 31, 2009, despite the termination of the participation.  After reviewing this matter, the Bank has agreed to account for this item in its Call Reports in the manner proposed by the banking regulators and has determined to restate its year-end financial statements filed with the SEC to assure that the financial statements filed with the SEC are consistent with the financial statements filed as part of the Call Reports.  The change resulted in, among other things, (i) an increase in loans outstanding of $4,153,000, (ii) a resultant increase in the allowance for loan losses of $436,000 and (iii) a resultant increase in the provision for loan losses of $1,336,000.  The increase in the provision for loan losses in turn lowered year-end after-tax net income by $802,000 or $0.06 per fully diluted share.  The Corporation and its counsel remain confident regarding its legal position with respect to its underlying litigation with Highlands and intend to continue to vigorously pursue its current course of legal action for repayment of the amount payable to the Bank.  The Corporation intends to reflect the restated financial statements in Amendment No. 2 to its Annual Report on Form 10-K to be filed shortly with the SEC.

Results for the quarter include:

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The Corporation was profitable in the first quarter, notwithstanding substantial impairment and special termination charges. Net income of $281,000 for the first quarter of 2010 compared with net income of $236,000 for the fourth quarter of 2009 and net income of $799,000 for the first quarter of 2009.

•
Earnings per share of $0.01 per fully diluted common share compared with earnings of $0.01 per fully diluted common share for the fourth quarter of 2009 and $0.05 per fully diluted common share for the comparable first quarter period of 2009. Dividends and accretion relating to the preferred stock and warrants issued to the U.S. Treasury reduced earnings by approximately $0.01 per fully diluted common share in all quarters.

•
Net interest margin on a fully taxable equivalent basis expanded by 30 basis points to 3.35% compared to 3.05% for the fourth quarter of 2009, and increased 54 basis points compared to the first quarter of 2009, primarily the result of lower rates on deposits and borrowings.

•
Overall credit quality in the loan portfolio remained relatively stable. Non-performing assets, consisting of non- accrual loans, accruing loans past due 90 days or more and other real estate owned, amounted to 0.96% of total assets at March 31, 2010 compared to 0.80% at March 31, 2009 and 0.94% at December 31, 2009.

•
Deposits decreased to $792.5 million at March 31, 2010 from $813.7 million at December 31, 2009 but increased $24.1 million from the balance reported at March 31, 2009. The decline from December 31, 2009 was primarily in time deposits.

•	Tier 1 Capital Leverage ratio of 8.41% at March 31, 2010, compared to 8.42% at March 31, 2009, and 7.73% at December 31, 2009.

•
Book value per common share was $6.52 at March 31, 2010, compared to $6.32 at December 31, 2009 and $6.15 at March 31, 2009. Tangible book value per common share was $5.35 at March 31, 2010, compared to $5.15 at December 31, 2009 and $4.83 at March 31, 2009.

Selected Financial Ratios (unaudited; annualized where applicable)
		(Restated)
As of or for the quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Return on average assets	0.09%	0.07%	0.46%	0.40%	0.30%	0.66%
Return on average equity	1.07%	0.91%	6.77%	5.35%	3.52%	8.38%
Net interest margin (tax equivalent basis)	3.37%	3.05%	2.79%	2.73%	2.81%	3.01%
Loans / deposits ratio	90.08%	88.44%	74.50%	72.68%	88.24%	102.53%
Stockholders’ equity / total assets	8.81%	8.51%	6.83%	6.67%	7.98%	7.99%
Efficiency ratio*	67.5%	57.6%	62.0%	96.3%	72.5%	59.7%
Book value per common share	$6.52	$6.32	$6.36	$6.14	$6.15	$6.29
Return on average tangible stockholders’ equity*	1.28%	1.09%	8.33%	6.61%	4.33%	10.62%
Tangible common stockholders’ equity / tangible assets*	6.66%	6.37%	4.92%	4.74%	5.69%	6.42%
Tangible book value per common share*	$5.35	$5.15	$5.04	$4.83	$4.83	$4.97

* Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Earnings Summary for the Quarter Ended March 31, 2010

For the three months ended March 31, 2010, total interest income on a fully taxable equivalent basis increased by $0.6 million or 5.0%, to $12.7 million, as compared to the three months ended March 31, 2009. For the three months ended March 31, 2010, total interest expense decreased by $1.4 million, or 25.2%, to $4.2 million, as compared to the same period last year.

The Corporation recorded net interest income on a fully taxable equivalent basis of $8.6 million for the three months ended March 31, 2010 and $6.6 million for the comparable period in 2009. The increase in net interest income for the three months ended March 31, 2010 related principally to a decrease in interest expense during the period.

The three month decrease in interest expense reflects the impact of the sustained low levels in short-term interest rates. The average balance of interest-bearing liabilities, including borrowings, declined by $86.4 million, or 10.2%, to $930.2 million in the current first quarter period compared to the first quarter of 2009. The positive effect of the reduction in this type of funding source was a decrease in the average cost of funds, which declined 85 basis points to 1.79% from 2.64% for the quarter ended March 31, 2009 and on a linked sequential quarter increased 11 basis points as compared to the fourth quarter of 2009.

For the three months ended March 31, 2010, the Corporation’s net interest spread increased  64 basis points to 3.19% as compared to 2.55% for the comparable three month period in 2009, and the Corporation’s net interest margin (net interest income as a percentage of interest-earning assets) widened by 54 basis points from 2.81% to 3.35%, in all cases on an annualized basis.

Statements of Income

The following presents condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)		(Restated)
For the quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Net interest income	$8,509	$8,018	$7,441	$6,627	$6,379	$6,823
Provision for loan losses	940	2,740	280	156	1,421	425
Net interest income after provision for loan losses	7,569	5,278	7,161	6,471	4,958	6,398
Non-interest income (charges)	(2,449)	(340)	311	2,551	1,384	615
Non-interest expense	6,392	5,238	5,186	7,314	5,319	4,754
Income before income tax	(1,272)	(300)	2,286	1,708	1,023	2,259
Income tax expense (benefit)	(1,553)	(536)	751	507	224	560
Net income	$281	$236	$1,535	$1,201	$799	1,699
Net income available to common stockholders	$136	$94	$1,387	$1,053	$670	$1,699
Earnings per common share:
Basic	$0.01	$0.01	$0.11	$0.08	$0.05	$0.13
Diluted	0.01	0.01	0.11	0.08	0.05	0.13
Weighted average common shares outstanding:
Basic	14,574,832	14,531,387	13,000,601	12,994,429	12,991,312	12,989,304
Diluted	14,579,871	14,534,255	13,005,101	12,996,544	12,993,185	12,995,134

Non-Interest Income

Non-interest income decreased $3.8 million for the first quarter of 2010 compared with the comparable quarter of 2009, primarily as a result of higher net investment securities losses. During the first quarter of 2010, the Corporation recorded net investment securities losses of $3.3 million compared to $600,000 in gains for the same period last year.  Excluding net securities losses, the Corporation recorded non-interest income of $895,000 for the three months ended March 31, 2010 compared to non-interest income, excluding net securities losses, of $968,000 on a sequential linked quarter basis and non-interest income, excluding net securities gains, of $784,000 for the three months ended March 31, 2009.

Consolidated Non-Interest Income (unaudited)

(in thousands)
For the quarter ended:	3/31/109	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Service charges on deposit accounts	$325	$371	$350	$324	$343	$376
Commissions from mortgage broker activities	-	1	4	-	2	7
Loan related fees	45	25	35	45	30	53
Commissions from sale of mutual funds and annuities	93	24	17	45	40	22
Debit card and ATM fees	105	111	114	116	106	113
Bank-owned life insurance	264	408	273	257	218	247
Net investment securities gains (losses)	(3,344)	(1,308)	(511)	1,710	600	(256)
Other service charges and fees	63	28	29	54	45	53
Total non-interest income (charges)	$(2,449)	$(340)	$311	$2,551	$1,384	$615

Non-Interest Expense

Non-interest expense for the first quarter of 2010 totaled $6.4 million, an increase of $1.1 million, or 20.2%, from the comparable period in 2009. The Corporation incurred a cost of $594,000 relative to termination of a structured repurchase agreement during the three-month period ended March 31, 2010. FDIC insurance expense increased $253,000 for the three months ended March 31, 2010 over the comparable period in 2009.

Consolidated Non-Interest Expense (unaudited)

(in thousands)
For the quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Salaries	$2,043	$1,934	$1,981	$1,946	$1,861	$1,777
Stock option expense	16	13	17	25	22	23
Health insurance and other employee benefits	375	379	361	362	309	(246)
Payroll taxes	215	152	159	166	194	139
Other employee-related expenses	8	8	11	8	7	17
Total salaries and employee benefits	2,657	2,486	2,529	2,507	2,393	1,710
Occupancy, net	670	617	539	583	797	983
Premises and equipment	219	300	323	319	321	362
Professional and consulting	274	173	190	236	212	152
Stationery and printing	84	86	81	102	70	97
FDIC Insurance	618	430	320	940	365	149
Marketing and advertising	93	20	75	141	130	144
Computer expense	340	302	220	228	214	229
Bank regulatory related expenses	98	68	63	60	60	55
Postage and delivery	91	76	72	64	46	69
ATM related expenses	64	63	63	61	61	59
Other real estate owned expense	-	-	30	1,375	33	11
Amortization of core deposit intangible	19	19	19	22	22	23
Repurchase agreement termination fee	594	-	-	-	-	-
Other expenses	571	598	662	676	595	711
Total non-interest expense	$6,392	$5,238	$5,186	$7,314	$5,319	$4,754

Asset Quality

Selected Credit Quality Measures (unaudited)

(dollars in thousands)		(Restated)
As of or for the quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Non-accrual loans	$9,770	$11,245	$11,448	$5,058	$4,566	$541
Loans 90 days or more past due and still accruing	1,584	39	1,477	1,260	-	139
Total non performing loans	11,354	11,284	12,925	6,318	4,566	680
Other real estate owned	-	-	-	3,500	4,426	3,949
Total non performing assets	$11,354	$11,284	$12,925	$9,818	$8,992	$4,629
Troubled debt restructured loans	$4,465	$966	$970	$975	$91	$93
Non performing assets / total assets	0.96%	0.94%	0.96%	0.73%	0.80%	0.45%
Non performing loans / total loans	1.59%	1.57%	1.80%	0.91%	0.67%	0.10%
Net charge-offs	$1,512	$1,171	$55	$8	$906	$251
Net charge-offs / average loans for the period (1)	0.85%	0.66%	0.03%	0.00%	0.53%	0.15%
Allowance for loan losses / period end loans	1.14%	1.21%	1.00%	1.00%	1.00%	0.92%
Allowance for loan losses / non-performing loans	71.7%	77.2%	55.3%	105.2%	148.2%	919.7%
Total assets	$1,187,655	$1,195,488	$1,349,516	$1,341,603	$1,121,013	$1,023,293
Total loans	713,906	719,606	716,100	694,214	678,017	676,203
Average loans for the quarter	711,860	709,612	693,670	686,675	679,953	670,212
Allowance for loan losses	8,139	8,711	7,142	6,917	6,769	6,254
_______________________
(1)	Annualized.

At March 31, 2010, non-performing assets totaled $11.4 million, or 0.96% of total assets, as compared with $11.3 million, or 0.94%, at December 31, 2009 and $9.0 million, or 0.80%, at March 31, 2009.

Overall credit quality in the Bank’s loan portfolio remains relatively strong, although continued economic weakness has impacted several problem loans in the portfolio. Non-accrual loans decreased from $11.2 million at December 31, 2009 to $9.8 million at March 31, 2010.  Troubled debt restructured loans increased from $966,000 from December 31, 2009 to $4.5 million at March 31, 2010, due to the addition of one participation loan totaling $3.6 million. Loans past due 90 days or more and still accruing increased from $39,000 at December 31, 2009 to $1,584,000 at March 31, 2010. The increase consisted primarily of three loans for a total of approximately $1.2 million.

At March 31, 2010, the allowance for loan losses amounted to approximately $8.1 million, or 1.14% of total loans. The allowance for loan losses as a percentage of total non-performing loans amounted to 71.7% at March 31, 2010 compared to 77.2% at December 31, 2009 and 148.2% at March 31, 2009.

A discussion of the significant components of non-accrual loans at March 31, 2010 is outlined below.   This grouping of loans accounts for approximately 84 percent of our total non-accrual loans.

- A $3.0 million loan secured by a commercial property located in Essex County, New Jersey.  This loan represents the aforementioned expired participation loan with Highlands State Bank, which the Corporation is in dispute over.

- A $2.0 million loan secured by a commercial property located in Monmouth County, New Jersey. At present, the borrower is in negotiations with several prospective  tenants to either purchase the property or to lease the property.

- A $1.8 million residential loan on a luxury home in Morris County, New Jersey. The borrower has filed bankruptcy.  The Bank has offered the bankruptcy trustee $50,000 for the purchase of the deed, which was accepted  thus eliminating a lengthy and expensive foreclosure process and greatly accelerating the disposition of this property in 2010.

- A $1.0 million loan for a construction project secured by a commercial property in Union County, New Jersey.  During the first quarter of this year, the borrower and guarantor indicated that they are negotiating a sale of the property and we expect a contract of sale in the second quarter of 2010.

While the recession continues to impact our region, we are encouraged by the fact that overall, we believe our credit quality continues to compare favorably with peers, which is a testament to our conservative underwriting standards. We also believe that the enhancements we are making  in our approach to managing credit quality in a difficult environment will help us continue to weather ongoing economic challenges and participate in an eventual economic recovery.

The challenge for the Corporation will be to intensify our efforts to seek opportunities that are less affected by industries hit hardest by the recession and diversified to the overall markets in fiscal 2010.

Capital

Total stockholders' equity amounted to $104.6 million, or 8.81% of total assets, at March 31, 2010. Tangible common stockholders' equity was $78.0 million, or 6.66% of tangible assets. Book value per common share was $6.52 at March 31, 2010, compared to $6.15 at March 31, 2009. Tangible book value per common share was $5.35 at March 31, 2010 compared to $4.83 at March 31, 2009.

At March 31, 2010, the Corporation’s Tier 1 Leverage Capital ratio was 8.41%, the Tier 1 Risk-Based Capital ratio was 11.46% and the Total Risk-Based Capital ratio was 12.42%. Tier 1 Capital increased to approximately $97.5 million at March 31, 2010 from $87.7 million at March 31, 2009, largely reflecting the Corporation’s proceeds from the rights offering and private placement with its standby purchaser in October 2009.

Statement of Condition at March 31, 2010

•	Total assets amounted to $1.2 billion at March 31, 2010, which positions the Corporation as one of the largest New Jersey headquartered financial institutions.

•	Total loans were $713.9 million at March 31, 2010, a $35.9 million, or 5.3%, increase from March 31, 2009.

•
Loan originations continued during the quarter in the Corporation’s commercial-related segment of the portfolio, even though the portfolio at March 31, 2010 was down slightly from December 31, 2009. Total real estate loans declined $12.2 million, partially offset by an increase in commercial loans of $7.0 million, which reflects the Corporation’s strategic focus in that area. Total gross loans booked for the quarter included $25.2 million of new loans and $20.0 million in advances principally offset by payoffs and principal payments of $49.8 million.

•	At March 31, 2010, the Corporation had $4.3 million in outstanding loan commitments, which are expected to fund over the next 90 days.

•	Investment securities increased by $56.3 million at March 31, 2010 compared to March 31, 2009.

•	Deposits totaled $792.5 million at March 31, 2010, an increase of $24.1 million from March 31, 2009.

•
Total deposit funding sources, including overnight repurchase agreements (which agreements are part of the demand deposit base), amounted to $832.7 million at March 31, 2010, an increase of $37.4 million from March 31, 2009, reflecting inflows in core savings deposits.

•
Time certificates of deposit of $100,000 and over decreased $43.8 million as compared to March 31, 2009 primarily due to a decline in CDARS Reciprocal deposits.  The Corporation made a concerted effort to reduce non-relationship CDARS deposits during the period.

•
The Corporation expects its core deposit gathering efforts to remain strong, supported in part by the FDIC’s actions in temporarily raising the deposit insurance limits. Also, the Corporation participates in the FDIC’s Transaction Account Guarantee Program. Under this program, all non-interest bearing deposit transaction accounts are fully guaranteed by the FDIC, regardless of dollar amount, through December 31, 2010, with increased fees assessed.

•	Borrowings totaled $258.5 million at March 31, 2010, relatively unchanged from the March 31, 2009 level of $255.4 million.

The following reflects the composition of the Corporation’s loans as of the dates indicated.

Loans (unaudited)

(in thousands)		(Restated)
At quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Real estate loans:
Residential	$184,598	$190,138	$200,533	$218,340	$229,903	$240,316
Commercial	297,167	304,662	291,133	262,676	256,885	256,527
Construction	51,910	51,099	57,898	54,105	41,242	42,075
Total real estate loans	533,675	545,899	549,564	535,121	528,030	538,918
Commercial loans	179,261	172,226	165,173	157,621	148,444	135,232
Consumer and other loans	505	954	952	921	928	1,481
Total loans before deferred fees and costs	713,441	719,079	715,689	693,663	677,402	675,631
Deferred costs, net	465	527	411	551	615	572
Total loans	$713,906	$719,606	$716,100	$694,214	$678,017	$676,203

The following reflects the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Checking:
Non interest-bearing	$137,422	$130,518	$126,205	$130,115	$114,607	$113,319
Interest-bearing	156,865	156,738	136,070	137,578	132,682	139,349
Savings	188,712	192,996	215,275	185,074	137,197	66,359
Money market	126,647	116,450	132,395	129,756	114,363	111,308
Time	182,864	217,003	351,212	372,619	269,530	229,202
Total deposits	$792,510	$813,705	$961,157	$955,142	$768,379	$659,537

Additional Statement of Condition Information

The following tables present condensed statements of condition at or for the periods indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)		(Restated)
At quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Cash and due from banks	$66,863	$89,168	$172,401	$176,784	$90,634	$15,031
Investments	322,309	298,124	376,097	378,895	266,032	242,714
Loans	713,906	719,606	716,100	694,214	678,017	676,203
Allowance for loan losses	(8,139)	(8,711)	(7,142)	(6,917)	(6,769)	(6,254)
Restricted investment in bank stocks, at cost	10,551	10,672	10,673	10,675	10,228	10,230
Premises and equipment, net	17,635	17,860	18,155	18,430	18,313	18,488
Goodwill	16,804	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	205	224	243	262	283	306
Bank-owned life insurance	26,568	26,304	26,162	25,888	23,156	22,938
Other real estate owned	-	-	-	3,500	4,426	3,949
Other assets	20,953	25,437	20,023	23,068	19,889	22,884
Total Assets	$1,187,655	$1,195,488	$1,349,516	$1,341,603	$1,121,013	$1,023,293
Deposits	$792,510	$813,705	$961,157	$955,142	$768,379	$659,537
Borrowings	258,477	274,408	280,509	252,498	255,365	273,595
Other liabilities	32,065	5,626	15,623	44,505	7,840	8,448
Stockholders' equity	104,603	101,749	92,227	89,458	89,429	81,713
Total Liabilities and
Stockholders’ Equity	$1,187,655	$1,195,488	$1,349,516	$1,341,603	$1,121,013	$1,023,293

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)		(Restated)
For the quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Investments, fed funds and other	$310,525	$357,471	$385,270	$304,482	$253,445	$272,507
Loans	711,860	709,612	693,670	686,675	679,953	670,212
Allowance for loan losses	(8,378)	(7,401)	(6,978)	(6,891)	(6,384)	(6,235)
All other assets	164,708	233,341	274,103	211,495	131,861	95,514
Total Assets	$1,178,715	$1,293,023	$1,346,065	$1,195,761	$1,058,875	$1,031,998
Interest-bearing deposits	$661,630	$764,469	$845,504	$716,243	$588,599	$554,652
Non interest-bearing deposits	135,358	134,325	129,592	121,482	115,541	112,936
Borrowings	268,775	279,344	266,825	253,310	255,269	278,524
Other liabilities	8,316	11,018	13,411	14,921	8,567	4,798
Stockholders’ equity	104,636	103,867	90,733	89,805	90,899	81,088
Total Liabilities and
Stockholders’ Equity	$1,178,715	$1,293,023	$1,346,065	$1,195,761	$1,058,875	$1,031,998

Non-GAAP Financial Measures

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity minus goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing our return on equity excluding the effect of changes in intangible assets on equity. The following table presents a reconciliation of return on average stockholders’ equity and return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)		(Restated)
For the quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Net income	$281	$236	$1,535	$1,201	$799	$1,699
Average stockholders’ equity	$104,636	$103,867	$90,733	$89,805	$90,899	$81,088
Less: Average goodwill and other intangible assets	17,020	17,039	17,058	17,078	17,101	17,123
Average tangible stockholders’ equity	$87,616	$86,828	$73,675	$72,727	$73,798	$63,965
Return on average stockholders’ equity	1.07%	0.91%	6.77%	5.35%	3.52%	8.38%
Add: Average goodwill and other intangible assets	0.21%	0.18%	1.56%	1.26%	0.81%	2.24%
Return on average tangible stockholders’ equity	1.28%	1.09%	8.33%	6.61%	4.33%	10.62%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The Corporation believes that a disclosure of tangible book value per common share may be helpful for those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets. The following table presents a reconciliation of total book value per common share to tangible book value per common share as of the dates presented:

(dollars in thousands)		(Restated)
At quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Common shares outstanding	14,574,832	14,572,029	13,000,601	13,000,601	12,991,312	12,991,312
Stockholders’ equity	$104,603	$101,749	$92,227	$89,458	$89,429	$81,713
Less: Preferred stock	9,639	9,619	9,599	9,578	9,557	-
Less: Goodwill and other intangible assets	17,009	17,028	17,047	17,066	17,087	17,110
Tangible common stockholders’ equity	$77,955	$75,102	$65,581	$2,814	$62,785	$4,603
Book value per common share	$6.52	$6.32	$6.36	$6.14	$6.15	$6.29
Less: Goodwill and other intangible assets	1.17	1.17	1.32	1.31	1.32	1.32
Tangible book value per common share	$5.35	$5.15	$5.04	$4.83	$4.83	$4.97

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both back out goodwill and other intangible assets. The following table presents a reconciliation of total assets to tangible assets and then presents a reconciliation of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented:

(dollars in thousands)		(Restated)
At quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Total assets	$1,187,655	$1,195,488	$1,349,516	$1,341,603	$1,121,013	$1,023,293
Less: Goodwill and other intangible assets	17,009	17,028	17,047	17,066	17,087	17,110
Tangible assets	$1,170,646	$1,178,460	$1,332,469	$1,324,537	$1,103,926	$1,006,183
Total stockholders' equity / total assets	8.81%	8.51%	6.83%	6.67%	7.98%	7.99%
Tangible common stockholders' equity/tangible assets	6.66%	6.37%	4.92%	4.74%	5.69%	6.42%

Total non-interest income is presented in the table below including and excluding net securities gains (losses). We believe that many investors desire to evaluate non-interest income without regard for securities transactions. The following table presents a reconciliation of total non-interest income with total non-interest income excluding the impact of securities sales transactions.

(dollars in thousands)		(Restated)
For the quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Non-interest income	$(2,449)	$(340)	$311	$2,551	$1,384	$615
Net securities gains (losses)	(3,344)	(1,308)	(511)	1,710	600	(256)
Non-interest income, excluding net securities gains (losses)	$895	$968	$822	$841	$784	$871

“Efficiency ratio” is a non-GAAP financial measure and is defined as non-interest expense as a percentage of net interest income on a tax equivalent basis plus non-interest income, excluding net securities gains (losses), calculated as follows:

(dollars in thousands)		(Restated)
For the quarter ended:	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09		12/31/08
Non-interest expense	$6,392	$5,238	$5,186	$7,314		$5,319	$4,754
Net interest income (tax equivalent basis)	$8,569	$8,129	$7,536	$6,753		$6,556	$7,086
Non-interest income, excluding net securities gains (losses)	895	968	822	841		784	871
Total	$9,464	$9,097	$8,358	$7,594	$	,340	$7,957
Efficiency ratio	67.5%	57.6%	62.0%	96.3%		72.5%	59.7%

The efficiency ratio of 67.5% for the first quarter of 2010 was impacted by the repurchase agreement termination fee. Without this unusual item, the efficiency ratio for the first quarter of 2010 would have been 61.2%.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking Division which includes its wholly owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank’s primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At March 31, 2010, the Corporation had total assets of $1.2 billion, total deposit funding sources, which includes overnight repurchase agreements, of $832.7 million and stockholders’ equity of $104.6 million. For further information regarding Center Bancorp, Inc., visit our web site at http://www.centerbancorp.com or call (800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding future performance, future results, future market and economic conditions, profitable growth, economic recovery and future core deposits) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the current global financial crisis and the deregulation of the financial services industry, and other risks cited in the Corporation’s most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
 (908) 206-2886

Joseph Gangemi
Investor Relations
 (908) 206-2863

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share data)	March 31, 2010	December 31, 2009
	(unaudited)	(restated)
ASSETS
Cash and due from banks	$66,863	$89,168
Investment securities available-for-sale	322,309	298,124
Loans	713,906	719,606
Less: Allowance for loan losses	8,139	8,711
Net loans	705,767	710,895
Restricted investment in bank stocks, at cost	10,551	10,672
Premises and equipment, net	17,635	17,860
Accrued interest receivable	4,068	4,033
Bank-owned life insurance	26,568	26,304
Goodwill	16,804	16,804
Prepaid FDIC Assessments	5,000	5,374
Other assets	12,090	16,254
Total assets	$1,187,655	$1,195,488
LIABILITIES
Deposits:
Non-interest bearing	$137,422	$130,518
Interest-bearing:
Time deposits $100 and over	119,638	144,802
Interest-bearing transaction, savings and time deposits $100 and less	535,450	538,385
Total deposits	792,510	813,705
Short-term borrowings	40,217	46,109
Long-term borrowings	213,105	223,144
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	4,441	5,626
Due to brokers for investment securities	27,624	—
Total liabilities	1,083,052	1,093,739
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized $5,000,000 shares; issued 10,000 shares at March 31, 2010 and December 31, 2009	9,639	9,619
Common stock, no par value, authorized 20,000,000 shares; issued 16,762,412 shares at March 31, 2010 and December 31, 2009; outstanding 14,574,872 and 14,572,029 shares at March 31, 2010 and December 31, 2009, respectively	97,908	97,908
Additional paid in capital	5,677	5,650
Retained earnings	16,766	17,068
Treasury stock, at cost (2,187,540 and 2,190,383 common shares at March 31, 2010 and December 31, 2009, respectively)	(17,698)	(17,720)
Accumulated other comprehensive loss	(7,689)	(10,776)
Total stockholders’ equity	104,603	101,749
Total liabilities and stockholders’ equity	$1,187,655	$1,195,488

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2010	2009
Interest income
Interest and fees on loans	$9,368	$9,102
Interest and dividends on investment securities:
Taxable interest income	3,009	2,370
Non-taxable interest income	117	343
Dividends	178	117
Interest on federal funds sold and securities purchased under agreement to resell	—	10
Total interest income	12,672	11,942
Interest expense
Interest on certificates of deposit $100 or more	414	778
Interest on other deposits	1,264	2,277
Interest on borrowings	2,485	2,508
Total interest expense	4,163	5,563
Net interest income	8,509	6,379
Provision for loan losses	940	1,421
Net interest income after provision for loan losses	7,569	4,958
Non-interest income
Service charges, commissions and fees	430	449
Annuity and insurance	93	40
Bank-owned life insurance	264	218
Other	108	77
Other-than-temporary impairment losses	(7,767)	(140)
Less: portion of losses recognized in other comprehensive income (before taxes)	3,377	—
Net other-than-temporary impairment losses	(4,390)	(140)
Net gains on sale of investment securities	1,046	740
Net investment securities gains (losses)	(3,344)	600
Total non-interest income (charges)	(2,449)	1,384
Non-interest expense
Salaries and employee benefits	2,657	2,393
Occupancy, net	670	797
Premises and equipment	219	321
FDIC insurance	618	365
Professional and consulting	274	212
Stationery and printing	84	70
Marketing and advertising	93	130
Computer expense	340	214
OREO expense, net	—	33
Repurchase agreement termination fee	594	—
Other	843	784
Total non-interest expense	6,392	5,319
Income (loss) before income taxes	(1,272)	1,023
Income tax expense (benefit )	(1,553)	224
Net income	281	799
Preferred stock dividends and accretion	145	129
Net income available to common stockholders	$136	$670
Earnings per common share:
Basic	$0.01	$0.05
Diluted	$0.01	$0.05
Weighted average common shares outstanding:
Basic	14,574,832	12,991,312
Diluted	14,579,871	12,993,185

CENTER BANCORP, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA AND STATISTICAL INFORMATION
(unaudited)

(in thousands, except for share data)

	Three Months Ended
	3/31/2010	12/31/2009	3/31/2009
Statements of Income Data		(restated)
Interest income	$12,672	$12,971	$11,942
Interest expense	4,163	4,953	5,563
Net interest income	8,509	8,018	6,379
Provision for loan losses	940	2,740	1,421
Net interest income after provision for loan losses	7,569	5,278	4,958
Non-interest income (charges)	(2,449)	(340)	1,384
Non-interest expense	6,392	5,238	5,319
Income (loss) before income taxes	(1,272)	(300)	1,023
Income tax expense (benefit)	(1,553)	(536)	224
Net income	$281	$236	$799
Net income available to common stockholders	$136	$94	$670
Earnings per Common Share
Basic	$0.01	$0.01	$0.05
Diluted	0.01	0.01	0.05
Statements of Condition Data (Period End)
Investments	$322,309	$298,124	$266,032
Total loans	713,906	719,606	678,017
Total assets	1,187,655	1,195,488	1,121,013
Deposits	792,510	813,705	768,379
Borrowings	258,477	274,408	255,365
Stockholders' equity	104,603	101,749	89,429
Dividend Data on Common Shares
Cash dividends	$437	$437	$1,169
Dividend payout ratio	321.32%	464.89%	174.48%
Cash dividends per share	$0.03	$0.03	$0.09
Weighted Average Common Shares Outstanding
Basic	14,574,832	14,531,387	12,991,312
Diluted	14,579,871	14,534,255	12,993,185
Operating Ratios
Return on average assets	0.09%	0.07%	0.30%
Average equity to average assets	8.88%	8.03%	8.58%
Return on average equity	1.07%	0.91%	3.52%
Return on average tangible equity	1.28%	1.09%	4.33%
Book value per common share (period end)	$6.52	$6.32	$6.15
Tangible book value per common share (period end)	$5.35	$5.15	$4.83
Non-Financial Information (Period End)
Common stockholders of record	598	605	633
Full-time equivalent staff	162	160	160